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                           CERTIFICATE OF DESIGNATION
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            USCS INTERNATIONAL, INC.


                            SERIES A PREFERRED STOCK



(Pursuant to Section 151 of the
Delaware General Corporation Law)



     1. USCS International, Inc., a corporation organized and existing under and by virtue of The General and Business Corporation Law of Delaware, DOES HEREBY CERTIFY:

     2. That at a meeting of the Board of Directors of USCS International, Inc., the following resolution was duly adopted creating fifty-two thousand (52,000) shares of Preferred Stock, designated as Series A Preferred Stock.

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Series A Preferred Stock, with a par value of $.05 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

                            SERIES A PREFERRED STOCK

     SECTION 1. DESIGNATION, PAR VALUE AND AMOUNT. The shares of such series shall be designated as "Series A Preferred Stock" (hereinafter referred to as "Series A Preferred Stock"), the shares of such series shall be with par value of $.05 per share, and the number of shares constituting such series shall be fifty-two thousand (52,000); provided, however, that, if more than a total of shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Stockholder Rights Plan, dated as of June 14, 1996 between the Corporation and [CHEMICAL MELLON], as Rights Agent (as amended from time to time) (the "Rights Plan"), the Board of Directors of the Corporation, pursuant to Section 151 of the Delaware General Corporation Law, shall direct by resolution or resolutions that a certificate

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be properly executed, acknowledged and filed providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.

     SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $0.05 per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after the effective date of the firm commitment underwritten initial public offering of the Corporation's Common Stock on Form S-1 under the Securities Act of 1933, as amended (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Such adjustment shall be made successively whenever such a dividend or change in the Common Stock is consummated.

     (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the

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record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

     SECTION 3. VOTING RIGHTS.

     The holders of shares of Series A Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each 1/1,000th share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters voted on at a meeting of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Such adjustment shall be made successively whenever such a dividend or change in the Common Stock is consummated.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     SECTION 4. CERTAIN RESTRICTIONS.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends, or make any other distributions, on any shares

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of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration (except as provided in (iv) below) shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

          (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     SECTION 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designation or Certificate of Amendment creating a series of Preferred Stock or as otherwise required by law.

     SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

     (A) Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, plus

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an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of 1,000 (the "Adjustment Number") to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

     (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declared any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then, in each such case, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

     SECTION 9. RANKING. The Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     SECTION 10. AMENDMENT. The Certificate of Incorporation of the Corporation shall not

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be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

     SECTION 11. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

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     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chairman of the Board and attested by its Secretary this ____ day of June __, 1996.

Attest:
/s/ Mary G. Jordan                      /s/ James C. Castle
- -------------------------               -------------------------
Mary G. Jordan, Secretary               James C. Castle, Chairman
                                        of the Board and Chief
                                        Executive Officer

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